Filed pursuant to Rule 433
CUSIP: 48245ABD2	Registration No. 333-141868
ISIN: US48245ABD28	(Relating to Prospectus Supplement dated April 9, 2007
and Prospectus dated April 9, 2007)
KFW US MTN
FINAL TERM SHEET
Dated October 3, 2007

Issuer: KfW	Title of Securities: U.S.$250,000,000 5.00% Callable
Notes due October 9, 2009
Aggregate Principal Amount: U.S.$250,000,000	Interest Rate: 5.00% per annum
Original Issue Date: October 10, 2007	Maturity Date: October 9, 2009
Interest Commencement Date: October 10, 2007	Final Redemption Price: 100%

Payments:
First Interest Payment Date: April 10, 2008
Interest Payment Date(s): semi-annually in arrears on April 10 and October 10, except for the final interest payment for the interest period from and including April 10, 2009 to but excluding October 9, 2009 which will be made on the Maturity Date
Redemption:     ☑Yes          ☐No
Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions): N/A
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions): April 10, 2008
Minimum Redemption Notice Period: 10 Business Days
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100%
Repayment:     ☐Yes          ☑No
Repayment Date(s): N/A
Minimum Repayment Notice Period: N/A
Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid): N/A
Specified Currency: U.S.$ for all payments unless otherwise specified below:
Payments of principal and any premium: U.S.$
Payments of interest: U.S.$
Authorized Denomination: U.S.$1,000
Exchange Rate Agent: N/A
Original Issue Discount Note (“OID”):     ☐ Yes          ☑ No
Total Amount of OID: N/A
Yield to Maturity: N/A
Initial Accrual Period OID: N/A
Day Count Fraction: 30/360 (as provided in para. 2 of §3 of the Conditions)
Business Day Convention:     Following Business Day Convention; no adjustment of interest (as provided in para. “Payments due on a Business Day” of §5 of the Conditions)

Other Terms of Notes:
N/A

Price to Public:     Variable price re-offer, plus accrued interest, if any, from October 10, 2007. In no event will the re-offer price cause the Notes to have greater than de minimis Original Issue Discount (OID).
Dealers: Greenwich Capital Markets, Inc.
Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any dealer participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1 866 884 2071.
Prospectus Supplement and Prospectus

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